Exhibit 99.1

Allakos Appoints Natalie Holles to its Board of Directors

REDWOOD CITY, Calif., December 22, 2020 – Allakos Inc. (NASDAQ: ALLK), a biotechnology company developing lirentelimab (AK002) for the treatment of eosinophil and mast cell-related diseases, today announced the appointment of Natalie Holles, president and chief executive officer of Audentes Therapeutics, to the Allakos board of directors.

“Natalie’s extensive background in company-building and commercial readiness makes her an exceptional addition to our board and will provide valuable insights as we continue to advance late-stage clinical trials of lirentelimab and begin laying the foundation for its potential commercialization,“ said Robert Alexander, PhD, chief executive officer of Allakos.“

Ms. Holles has contributed to the leadership and success of several biotechnology companies. She has more than two decades of experience in senior-level leadership, business development, corporate strategy and commercial operations across a range of therapeutic areas. Ms. Holles is currently the President and Chief Executive Officer of Audentes Therapeutics (acquired by Astellas Pharma in 2020) which she joined in 2015 as Chief Operating Officer. Prior to joining Audentes, Ms. Holles served as senior vice president, corporate development at Hyperion Therapeutics (acquired by Horizon Pharma in 2015). Earlier in her career, Ms. Holles served as vice president, business development at KAI Pharmaceuticals (acquired by Amgen in 2012) and also held corporate development and commercial roles at InterMune (acquired by Roche in 2014).

Ms. Holles is a member of the Board of Directors for Rubius Therapeutics. She holds an M.A. in molecular, cellular and developmental biology from the University of Colorado, Boulder, where she was a Howard Hughes Medical Institute predoctoral fellow, and an A.B. in human biology from Stanford University.

“I am honored to join the Allakos Board of Directors, and I share the company’s vision of developing innovative therapies that transform patients’ lives,” said Ms Holles. “I look forward to working with existing board members and the Allakos management team to support their goal of developing and commercializing a unique treatment for people with eosinophilic gastrointestinal diseases.”

About Allakos

Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, lirentelimab (AK002), is being evaluated in a Phase 3 study in eosinophilic gastritis (EG) and/or eosinophilic duodenitis (EoD) and a Phase 2/3 study in eosinophilic esophagitis (EoE). Lirentelimab targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Lirentelimab has been tested in multiple clinical studies. In these studies, lirentelimab eliminated blood and tissue eosinophils, inhibited mast cells and improved disease symptoms in patients with EG and/or EoD, EoE, mast cell gastrointestinal disease, severe allergic conjunctivitis, chronic urticaria and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President, COO and CFO	Denise Powell
ir@allakos.com	denise@redhousecomms.com